University General Health System Agrees to Acquire Second Ambulatory Surgical Center in Houston Metropolitan Area

Expansion Expected to Generate Approximately $12 Million in Revenue and $5 Million in EBITDA During First Year of Operations

HOUSTON, TX -- (Marketwire - March 07, 2012) - University General Health System, Inc. (OTCQB: UGHS) (PINKSHEETS: UGHS) ("University General" or "the Company"), a diversified, integrated multi-specialty health delivery system, today announced that it has entered into an agreement to acquire an ambulatory surgical center (the "ASC") in Baytown, Texas, the fourth-largest city in the Houston metropolitan area.

The ASC will be acquired for a seller's note and the assumption of certain equipment financing commitments. The closing of the acquisition is subject to certain conditions, including consent of certain third parties and licensure of the ASC, which is expected later this month. The center is expected to perform over 3,100 procedures during its first year of operations. Primary procedures at the ASC will include gastroenterology and pain management. The ASC will be co-managed with Jacinto Medical Group, P.A., a prominent multi-specialty group of physicians operating in Baytown.

"This acquisition will play an important role in the strategic expansion of our regional network in the Houston metropolitan area," stated Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc. "Jacinto Medical Group has an excellent reputation in the regional medical community, and we are pleased to have their physicians support our mission to deliver quality, cost-effective medical care and related services to patients through the development of community-based, vertically integrated health care systems in Houston and other markets."

The Company expects the ASC to contribute approximately $12 million in net patient revenue, along with a projected EBITDA of approximately $5 million, during its first year of operations. The ASC will operate as a hospital outpatient department (HOPD) of the Company's flagship University General Hospital, which is located near the Texas Medical Center in Houston, Texas.

About University General Health System, Inc.

University General is a diversified, integrated multi-specialty health care provider that delivers concierge physician- and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers in the Houston area, and also owns three senior living facilities and manages six senior living facilities, and it plans to complete additional complementary acquisitions in 2012 and future years in Houston and other markets.

The Company is headquartered in Houston, Texas, and its common stock is listed on the OTCQB Exchange under the symbol "UGHS."

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893

Michael Porter
Investor Relations
Porter, LeVay & Rose, Inc
(212) 564-4700